Exhibit 10.2

First Amendment to

Amended and Restated Employment Agreement

This First Amendment (this “Amendment”) is effective as of the 29th day of May, 2014, between Stephen G. Fendrich, an individual (“Executive”), Mattress Holding Corp., a Delaware corporation (“MHC”), and Mattress Firm Holding Corp., a Delaware corporation (“MFRM”).

WHEREAS, Executive, MHC and MFRM are parties to that certain Second Amended and Restated Employment Agreement dated September 14, 2011 (the “Agreement”); and

WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments.  The Agreement is hereby amended as follows:

a.              The first two sentences of Section 2 of the Agreement are hereby amended and restated in their entirety as follows:

“During the remainder of the Term (as defined below), the Executive shall serve as Executive Vice President, Mergers and Acquisitions of the Company and shall report to, and be subject to the direction and control of, the Company’s Chief Executive Officer.  In such capacity, the Executive shall have the authority and responsibility to oversee and direct the transition and integration of operations and businesses acquired by the Company and shall have duties in connection therewith that include managing corporate growth in new and existing markets, overseeing and directing operational decisions relating to acquisitions and affected markets and otherwise providing senior executive level support to the Company as from time to time requested by the Board of Directors of MFHC (the “Board”) or the Chief Executive Officer.”

b.              Section 5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)  Base Salary.  Effective for payroll periods beginning on or after the effective date of this Agreement, during the remainder of the Term the Company shall pay the Executive a base salary of $250,000 per year (the “Base Salary”), payable not less frequently than semi-monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state and local law and regulations. Commencing February 1, 2012 and on each subsequent February 1 during the Term, the Base Salary shall be increased to an amount at least equal to the product of the Initial Base Salary times the quotient of the United States Bureau of Labor Statistics Revised Consumer Price Index, All Items Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100) (hereinafter, the “CPI-W”) for the most recent month for which the CPI-W is available, divided by 214.750, the CPI-W for November 2010; provided, however, that a decline in the CPI-W shall not result in a reduction of the Executive’s Base Salary.”

c.               Section 5(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)                               For each full fiscal year of the Company during the Term, the Executive will be eligible to receive a cash bonus, with the amount of the bonus to be determined by the Board based on the EBITDA achieved by the Company in such fiscal year relative to the annual EBITDA target for such fiscal year set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (as to a given fiscal year, the “Annual EBITDA Target”). The Executive’s target bonus for each fiscal year will be 35% of Base Salary for such fiscal year if the Company achieves 100% of the Annual EBITDA Target for such fiscal year. If the Company achieves more than 100% of the Annual EBITDA Target, the Executive may receive a bonus of up to 70% of Base Salary pursuant to the terms established by the Board. If the Company does not achieve more than 90% of the Annual EBITDA Target, the Executive will be entitled to no cash bonus. If the Company achieves between 90% and 100% of the Annual EBITDA Target, the cash bonus will be determined by linear interpolation between 0% and 35% of Base Salary. “EBITDA” shall be determined as provided in the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives).”

d.              Section 5(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d)                           Travel and Temporary Housing Expenses.  The Company shall pay or reimburse the Executive for eligible travel expenses between his home in Atlanta, Georgia and the Company’s place of business in Houston, Texas until July 31, 2014.  Eligible expenses are those expenses that are reimbursable under the Company’s expense reimbursement policy in effect at the time the expenses are incurred.  In addition, the Company shall pay or reimburse the Executive for up to $2,500.00 of monthly temporary housing expenses incurred by him until July 31, 2014 as well as any termination payments incurred as a result of terminating any apartment lease arrangement utilized by the Executive in Houston, Texas for such temporary housing purposes.  Travel and temporary housing expenses incurred after such date will be reimbursed at the Company’s discretion.”

2.              No Other Modifications.  Except as expressly modified by this Amendment, the terms and provisions set forth in the Agreement remain in full force and effect.

3.             Governing Law.  This Amendment shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

4.              Counterparts.  This Amendment may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement.

This Amendment may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

Mattress Holding Corp.

By:	/s/ Jim R. Black
Name:	Jim R. Black
Title:	Vice President and Treasurer

Mattress Firm Holding Corp.

By:	/s/ Jim R. Black
Name:	Jim R. Black
Title:	Executive Vice President and CFO

/s/ Stephen G. Fendrich
Stephen G. Fendrich